UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

JFrog Ltd.

(Exact name of Registrant as Specified in Its Charter)

Israel	001-39492	98-0680649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Caribbean Drive
Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 329-1540

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	FROG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Consulting Agreement

As previously reported, on the Current Report on Form 8-K filed by JFrog Ltd. (the “Company”) with the Securities and Exchange Commission on September 28, 2023, the Company announced the resignation of Jacob Shulman as the Chief Financial Officer (“CFO”) of the Company, to be effective at the close of business on December 31, 2023 (the “Termination Date”). Effective as of the Termination Date, Mr. Shulman’s status as an employee of the Company will terminate and Mr. Shulman will resign from his role as CFO and all other positions he holds with the Company and its affiliated entities (including from the role of principal accounting officer of the Company). In connection with his departure from his role as CFO, the Company and Jacob Shulman entered into a Consulting Services Agreement, dated December 16, 2023 (the “Consulting Agreement”), commencing on January 1, 2024 (the “Effective Date”) and continuing through December 31, 2024 pursuant to which Mr. Shulman will provide strategic advisory and consulting services to the Company as an independent contractor.

On May 15, 2023, pursuant to the terms and conditions of the JFrog Ltd. 2020 Share Incentive Plan (the “2020 Plan”), Mr. Shulman was granted restricted share units as part of his compensation for 2023 (the “May 2023 RSUs”). Pursuant to the Consulting Agreement, and, subject to Mr. Shulman’s execution of a full release of claims in favor of the Company that becomes effective by January 31, 2024 (the “Release”), 31,827 of the unvested and outstanding restricted share units (the “Acceleration Eligible RSUs”), which represent 7/12 of the May 2023 RSUs, in proportion to the time Mr. Shulman served as CFO after the grant of May 2023 RSUs compared to their total vesting period, will accelerate and fully vest on the effective date of the Release; provided that if the Release does not become effective by January 31, 2024, the Acceleration Eligible RSUs will be forfeited on such date.

The Consulting Agreement further: (i) provides that, other than with respect to the Acceleration Eligible RSUs, all unvested ordinary shares of the Company subject to options and other equity awards held by Mr. Shulman will terminate on the Termination Date and will return to the share reserve of the 2020 Plan, and (ii) provides that as long as Mr. Shulman is providing services under the Consulting Agreement on the date of payment, he will be eligible for the remainder of the payment of an annual incentive for 2023, subject to the determination of and approval of the amount of such annual incentive by the Company’s Board of Directors.

The terms of the Consulting Agreement supersede any payments or benefits to which Mr. Shulman may have been entitled under any other employment or severance arrangements with the Company, including the Confirmatory Employment Letter between Mr. Shulman and JFrog, Inc. dated September 1, 2020, and the Change in Control and Severance Agreement between Mr. Shulman and JFrog, Inc. dated September 1, 2020.

The Consulting Agreement further provides that Mr. Shulman must comply with certain non-solicitation provisions during the term of the Consulting Agreement and for the 12-month period following Mr. Shulman’s termination of employment, to the fullest extent permitted under applicable law.

The foregoing is only a summary of the material terms of the Consulting Agreement and is qualified in its entirety by reference to the Consulting Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Appointment of Principal Accounting Officer

In connection with the resignation of Mr. Shulman and the previously reported appointment of Ed Grabscheid as CFO as of the Effective Date, on December 14, 2023, the Board additionally designated Mr. Grabscheid as the principal accounting officer of the Company, as of the Effective Date, to succeed Mr. Shulman.

Resignation of Director

As the Company marked more than three years post its Initial Public Offering, on December 14, 2023, the Company and Mr. Jeff Horing have mutually agreed on Mr. Horing’s resignation from the Board of Directors of the Company (the “Board”), effective as of December 14, 2023. The Company thanks Mr. Horing for his years of distinguished service to the Board and many contributions to the Company as an investor and venture capitalist, including his valuable guidance before and after the Initial Public Offering of the Company, as the Company scaled and grew.

Mr. Horing’s resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies, or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JFrog Ltd.

Date:	December 18, 2023	By:	/s/ Shlomi Ben Haim
Shlomi Ben Haim Chief Executive Officer